Exhibit 99


CNF
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900


                                                     NEWS RELEASE



                                                        Contacts:

                                    Investors - Patrick Fossenier
                                                   (650) 813-5353

                                           Press -- Nancy Colvert
                                                   (650) 813-5336


             CNF INC. REPORTS FIRST-QUARTER RESULTS

     PALO ALTO, Calif. - April 21, 2003 -- CNF Inc. (NYSE:CNF) today reported first-quarter net income for common shareholders of $15.9 million, or 30 cents per diluted share. This compares with net income for common shareholders of $18.3 million, or 35 cents per diluted share, in the first quarter of 2002. Excluding special items in both periods, net income for common shareholders was $11.5 million, or 22 cents per diluted share, in first-quarter 2003 compared with $4.4 million, or 9 cents per diluted share, in first-quarter 2002.
     The first quarter of 2003 included a $4.4 million after-tax net gain (8 cents per diluted share) from a payment under the Air Transportation Safety and System Stabilization Act. The first quarter of 2002 included a $6.0 million after-tax net gain (11 cents per diluted share) under the Act plus $6.7 million of after-tax gains (12 cents per diluted share) on the sale of excess properties and a $1.1 million after-tax net gain (2 cents per diluted share) from the early termination of a contract.
     First-quarter 2003 operating income was $41.0 million compared with $40.4 million in the same quarter a year ago. Revenue for the first quarter of 2003 was $1.21 billion compared
with $1.07 billion in first-quarter 2002.   The effective tax
rate was 39.0 percent in both periods. Cash and cash equivalents were $238 million at the end of the quarter.
     "Excluding special items, all of CNF's operations improved their results from a year ago despite a weak economy, which was overshadowed by the war in Iraq," said CNF President and Chief Executive Officer Greg Quesnel. "Con-Way had a very good quarter with strong results relative to the macro economic environment as it increased profits on essentially flat tonnage. This growth is due to an effective sales strategy and quality service that enables Con-Way to increase yields. Menlo Worldwide recorded its fourth quarter of year-over-year improvement in its results, which were fueled by strong international growth in all of its companies."

Con-Way Transportation Services
-------------------------------
For the first quarter, Con-Way Transportation Services reported:
     - operating income of $37.2 million, up 10 percent from $33.7 million in the year-ago period. Operating income in first-quarter 2002 included a net gain of $8.7 million from the sale of an excess property,
     - revenue of $519.1 million, up 14 percent from last year's
       $454.7 million,
     - regional carrier tonnage per day was up one percent from the prior-year period.

     "In addition to these strong operating results, Con-Way during the first quarter received an Enterprise Value Award (EVA) from CIO magazine for the company's automation of its linehaul system," Quesnel said. The automated system optimizes personnel, equipment and individual routes for the nighttime movements of
freight shipments throughout the United States and Canada.   Each
evening the system takes in shipment data having tens of millions of alternate routing options and provides an optimum solution in seven minutes. It began implementation in early 2002.
     "This system has been important to Con-Way as it continues to increase productivity, lower costs and improve customer service. It shows that Con-Way quality and leadership also applies to the information technology field," Quesnel added.


Menlo Worldwide
---------------
For the first quarter of 2003, Menlo Worldwide reported:
     - operating income of $3.6 million, up 7 percent from operating income of $3.3 million in the year-ago period,
     - revenue of $687.1 million, up 12 percent from $611.3 million in the first quarter of 2002.

For the first quarter of 2003, Menlo Worldwide Forwarding
reported:
     - an operating loss of $5.4 million compared with an operating
       loss of $5.7 million in the year-ago period.   Both periods
       included first-quarter net gains from payments under the Air Transportation Safety and System Stabilization Act of $7.2 million in 2003 and $9.9 million in 2002,
     - revenue of $445.6 million, up 13 percent from $394.8 million a year ago,

     - North American air freight revenue per day fell 6 percent on an 8 percent decline in yield, which was due primarily to the planned product mix change, and a 2 percent increase in tonnage per day,
     - international air freight revenue per day grew 26 percent on a tonnage per day increase of 15 percent.

For the first quarter of 2003, Menlo Worldwide Logistics reported:
     - operating income of $6.0 million compared to operating income of $7.8 million a year ago. The 2002 quarter included a $1.9 million net gain from the termination of a contract,
     - revenue of $241.5 million, up 12 percent from $216.5 million in the prior-year period.

For the first quarter of 2003, Menlo Worldwide Other, which primarily includes the results of Vector SCM, reported operating income of $3.0 million compared with operating income of $1.3 million in the first quarter of 2002.

"Menlo Worldwide Forwarding continued its progress in making its international and economy products a larger percentage of its total. However, its premium service products declined more than
anticipated due to the weak economy.   Menlo Worldwide Logistics
showed a slight increase in profits, excluding the prior-year contract termination gain, and Vector SCM continues to grow year-over-year," said Quesnel.

Other
-----
CNF's "Other" operations, which include the results of Road Systems and corporate activities, reported operating income of $275,000 in the first quarter, compared with $3.3 million in the first quarter of 2002, primarily due to a $2.4 million net gain on the sale of an excess property in the 2002 quarter.

Outlook
-------
Second-quarter diluted earnings per share from continuing operations are expected to be between 42 cents and 49 cents. Full-year 2003 diluted earnings per share from continuing operations are expected to be between $1.90 and $2.05.

Conference Call
---------------
CNF will host a conference call for shareholders and the investing community to discuss first-quarter results at 11:00 a.m. Eastern time (8:00 a.m. Pacific) on Tuesday, April 22. The call can be accessed by dialing (888) 428-4474 and is expected to last approximately one hour. Callers are requested to dial in at
least five minutes before the start of the call.   Related
financial charts and certain other information to be discussed on the conference call is available on the company's web site at
www.cnf.com.   The call will also be available through a live web
cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at (800) 475-6701, access code 678893. The replay will also be available for one week on demand at the web sites providing access to the live call.

     CNF (NYSE:CNF) is a $4.8 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                           #    #    #

Forward-Looking Statements
--------------------------
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges or from CNF's failure to perform in accordance with management's expectations), and the possibility that CNF may be required to pledge collateral to secure some of its indebtedness or to repay other indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the ongoing investigation relating to Emery Worldwide's handling of hazardous materials, the February 2000 crash of an EWA aircraft and related investigation and litigation, and matters relating to CNF's 1996 spin-off of CFC, including the possibility that CFC's multi-employer pension plans may assert claims against CNF. The factors included herein and in Item 7 of our 2002 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                                CNF INC.
                   STATEMENTS OF CONSOLIDATED INCOME
            (Dollars in thousands except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                           --------------------------------
                                                2003               2002
                                           -------------      -------------
REVENUES                                    $ 1,206,241        $ 1,067,074

Costs and Expenses
  Operating expenses                          1,013,671            881,090
  General and administrative expenses           118,290            109,776
  Depreciation                                   33,232             35,844
                                           -------------      -------------
                                              1,165,193          1,026,710
                                           -------------      -------------
OPERATING INCOME                                 41,048             40,364

  Other expense, net                             11,613              7,142
                                           -------------      -------------
Income Before Taxes                              29,435             33,222
  Income tax provision                           11,480             12,956
                                           -------------      -------------
Net Income                                       17,955             20,266

  Preferred stock dividends                       2,026              2,005
                                           -------------      -------------
NET INCOME AVAILABLE TO COMMON
SHAREHOLDERS                                $    15,929        $    18,261
                                           =============      =============
Weighted-Average Common Shares Outstanding
  Basic                                      49,396,071         48,928,532
  Diluted [a]                                53,652,665         56,482,649

Earnings per Common Share
  Basic                                     $      0.32        $      0.37
                                           =============      =============
  Diluted [a]                               $      0.30        $      0.35
                                           =============      =============

[a] 2002 includes the dilutive effect of stock options, Series B (TASP) preferred stock, and Series A "TECONS," convertible preferred stock of subsidiary trust. 2003 includes the dilutive effect of stock options and Series B (TASP) preferred stock.


OPERATING SEGMENTS

REVENUES
  Con-Way Transportation Services           $   519,108        $   454,731
  Menlo Worldwide
    Forwarding                                  445,622            394,761
    Logistics                                   241,502            216,509
                                           -------------      -------------
                                                687,124            611,270
                                           -------------      -------------
  CNF Other                                           9              1,073
                                           -------------      -------------
                                            $ 1,206,241        $ 1,067,074
                                           =============      =============
OPERATING INCOME (LOSS)
  Con-Way Transportation Services           $    37,192        $    33,721
  Menlo Worldwide
    Forwarding                                   (5,431)            (5,713)
    Logistics                                     6,036              7,753
    Other                                         2,976              1,309
                                           -------------      -------------
                                                  3,581              3,349
                                           -------------      -------------
  CNF Other                                         275              3,294
                                           -------------      -------------
                                            $    41,048        $    40,364
                                           =============      =============

SPECIAL ITEMS INCLUDED IN OPERATING INCOME (LOSS) FOR THE PERIODS PRESENTED:

  Con-Way Transportation Services -
    Net gain from the sale of property      $        --        $     8,675
  Menlo Worldwide -
    Forwarding
      Net gains from payments under the Air
      Transportation Safety and System
      Stabilization Act                           7,230              9,895
    Logistics
      Net gain from a contract termination           --              1,850
  CNF Other -
      Net gain from the sale of property             --              2,367

                                CNF INC.
                        CONDENSED BALANCE SHEETS
                         (Dollars in thousands)


                                              March 31,        December 31,
                                                2003               2002
                                           -------------      -------------
ASSETS
  Current assets                            $ 1,232,045        $ 1,268,488
  Property, plant and equipment, net          1,025,873          1,015,354
  Other assets                                  443,775            455,919
                                           -------------      -------------
    Total Assets                            $ 2,701,693        $ 2,739,761
                                           =============      =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                       $   831,340        $   873,054
  Long-term debt, guarantees and
    capital leases                              544,584            557,610
  Other long-term liabilities and deferred
    credits                                     467,883            466,099
  Preferred stock - subsidiary trust            125,000            125,000
  Shareholders' equity                          732,886            717,998

                                           -------------      -------------
    Total Liabilities and Shareholders'
      Equity                                $ 2,701,693        $ 2,739,761
                                           =============      =============


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